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
                                                                                                     Exhibit 11

                                        ENGINEERED SUPPORT SYSTEMS, INC.
                                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                     (in thousands, except per share amounts)

                                                           Three Months Ended              Six Months Ended
                                                                April 30                       April 30
                                                         ----------------------         -----------------------
                                                           2005          2004            2005            2004
                                                           ----          ----            ----            ----

NET INCOME:
   Continuing operations                                 $20,093        $18,323         $40,704         $34,066
   Discontinued operations                                (1,048)             -          (1,048)              -
                                                         -------        -------         -------         -------
                                                         $19,045        $18,323         $39,656         $34,066
                                                         =======        =======         =======         =======

BASIC EARNINGS PER SHARE:
   Average basic shares outstanding                       41,541         38,883          40,878          38,234
                                                         =======        =======         =======         =======

   Continuing operations                                 $  0.49        $  0.47         $  1.00         $  0.89
   Discontinued operations                                 (0.03)             -           (0.03)              -
                                                         -------        -------         -------         -------
         Total                                           $  0.46        $  0.47         $  0.97         $  0.89
                                                         =======        =======         =======         =======

DILUTED EARNINGS PER SHARE:
   Average basic shares outstanding                       41,541         38,883          40,878          38,234
   Net effect of dilutive stock options (1)                1,771          2,904           2,031           3,332
                                                         -------        -------         -------         -------
         Total                                            43,312         41,787          42,909          41,556
                                                         =======        =======         =======         =======

   Continuing operations                                 $  0.46        $  0.44         $  0.95         $  0.82
   Discontinued operations                                 (0.02)             -           (0.03)              -
                                                         -------        -------         -------         -------
         Total                                           $  0.44        $  0.44         $  0.92         $  0.82
                                                         =======        =======         =======         =======

(1) Based on the treasury stock method.
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